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Exhibit 21

Subsidiaries of the Company

IGC-APD Cryogenics Inc.
IGC-Medical Advances Inc.
IGC-Polycold Systems Inc.
Intermagnetics General (Europe) Ltd.
Intermagnetics General Corporation Foreign Sales Corporation
IGC-Superpower, LLC









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